Exhibit 99.1

News Release

Lockheed Martin Reports Fourth Quarter and Full Year 2020 Results

•Net sales of $17.0 billion in the fourth quarter and $65.4 billion in 2020
•Net earnings from continuing operations of $1.8 billion, or $6.38 per share, in the fourth quarter and $6.9 billion, or $24.50 per share, in 2020
•Cash from operations of $1.8 billion in the fourth quarter and $8.2 billion in 2020, after discretionary pension contributions of $1.0 billion
•Announced agreement to acquire Aerojet Rocketdyne
•2021 financial outlook provided

BETHESDA, Md., Jan. 26, 2021 – Lockheed Martin Corporation [NYSE: LMT] today reported fourth quarter 2020 net sales of $17.0 billion, compared to $15.9 billion in the fourth quarter of 2019. Net earnings from continuing operations in the fourth quarter of 2020 were $1.8 billion, or $6.38 per share, compared to $1.5 billion, or $5.29 per share, in the fourth quarter of 2019. Cash from operations in the fourth quarter of 2020 was $1.8 billion, compared to $1.5 billion in the fourth quarter of 2019. Cash from operations was after discretionary pension contributions of $1.0 billion in each of the fourth quarters of 2020 and 2019.

Net sales in 2020 were $65.4 billion, compared to $59.8 billion in 2019. Net earnings from continuing operations in 2020 were $6.9 billion, or $24.50 per share, compared to $6.2 billion, or $21.95 per share, in 2019. Cash from operations in 2020 was $8.2 billion, compared to $7.3 billion, in 2019. Cash from operations was after discretionary pension contributions of $1.0 billion in each of 2020 and 2019.

“Throughout 2020, the men and women of Lockheed Martin overcame the public health, operational and supply chain challenges caused by the COVID-19 pandemic, and continued to deliver the platforms, systems, and services essential to the national defense of the U.S. and its allies and to the continuation of scientific discovery. In concert with our resilient operational performance, we delivered strong financial results on behalf of our shareholders and contributed to our communities through the production of PPE, accelerated payments to small and medium businesses, and elevated charitable contributions to support a range of important local and national services,” said Lockheed Martin president and CEO James Taiclet. “We also initiated an enhanced strategic vision for Lockheed Martin designed to accelerate the adoption of leading edge networking and related technologies into our national defense enterprise, while enhancing the performance and value of our major platforms to our customers. We intend to maintain our momentum as we enter 2021 in all of these dimensions for the benefit of our customers, communities and shareholders.”

Strategic Action

As previously announced, on Dec. 20, 2020, the corporation entered into an agreement to acquire Aerojet Rocketdyne Holdings, Inc. (Aerojet Rocketdyne) for $56 per share in cash, which is expected to be reduced to $51 per share after Aerojet Rocketdyne pays a pre-closing special dividend to its stockholders on March 24, 2021. This represents a post-dividend equity value of approximately $4.6 billion, on a fully diluted as-converted basis, and a transaction value of approximately $4.4 billion after the assumption of Aerojet Rocketdyne’s projected net cash balance. The corporation expects to finance the acquisition through a combination of cash on hand and new debt issuances. The acquisition provides the corporation the opportunity to integrate Aerojet Rocketdyne’s propulsion systems more effectively into its products, generate cost and revenue synergies, and improve efficiencies in Aerojet Rocketdyne's production operations. The transaction will also allow customers incorporating Aerojet Rocketdyne products to offer more timely, innovative and affordable solutions, and reduce the prices paid by the U.S. Government for systems it buys. The transaction is expected to close in the second half of 2021 and is subject to the satisfaction of customary closing conditions, including regulatory approvals and approval by Aerojet Rocketdyne’s stockholders.

Summary Financial Results

The following table presents the corporation’s summary financial results.

	(in millions, except per share data)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2020	2019	2020	2019
	Net sales	$17,032	$15,878	$65,398	$59,812

	Business segment operating profit[1]	$1,875	$1,640	$7,152	$6,574
	Unallocated items
	FAS/CAS operating adjustment	469	512	1,876	2,049
	Severance charges[2]	(27)	—	(27)	—
	Other, net[3,4,5]	(28)	(3)	(357)	(78)
	Total unallocated items	414	509	1,492	1,971
	Consolidated operating profit	$2,289	$2,149	$8,644	$8,545

	Net earnings (loss) from
	Continuing operations[3,4,6]	$1,792	$1,498	$6,888	$6,230
	Discontinued operations[7]	—	—	(55)	—
	Net earnings[6]	$1,792	$1,498	$6,833	$6,230

	Diluted earnings (loss) per share from
	Continuing operations[3,4,6]	$6.38	$5.29	$24.50	$21.95
	Discontinued operations[7]	—	—	(0.20)	—
	Diluted earnings per share	$6.38	$5.29	$24.30	$21.95

	Cash from operations[8,9]	$1,807	$1,490	$8,183	$7,311

1	Business segment operating profit is a non-GAAP measure. See the "Non-GAAP Financial Measures" section of this news release for more information.
2	In the quarter and year ended Dec. 31, 2020, the corporation recognized severance charges of $27 million ($21 million, or $0.08 per share, after-tax), primarily related to corporate functions.
3
In the year ended Dec. 31, 2020, the corporation recognized a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after-tax) for its investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC).

4
In the year ended Dec. 31, 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.

5
In the quarter and year ended Dec. 31, 2019, the corporation recognized a gain of $34 million (approximately $0 after-tax) for the sale of its Distributed Energy Solutions business, a commercial energy service provider that was part of its Missiles and Fire Control business segment.

6
Net earnings for the year ended Dec. 31, 2019, included benefits of $127 million ($0.45 per share), from the discrete recording of additional tax deductions related to 2018, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019, and a change in tax accounting method.

7
Discontinued operations for the year ended Dec. 31, 2020, include a $55 million ($0.20 per share) non-cash charge resulting from the resolution of certain tax matters related to the former Information Systems & Global Solutions business divested in 2016.

8
Cash from operations in the quarter ended Dec. 31, 2020, reflects the receipt of approximately $105 million of net accelerated progress payments due to the U.S. Government's increase in the progress payment rate from 80 percent to 90 percent and the deferral of $145 million for the employer portion of payroll taxes to 2021 and 2022 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). The corporation used the accelerated progress payments from the U.S. Government plus cash on hand to accelerate payments to its suppliers resulting in a $235 million net impact to cash from operations in the fourth quarter of 2020. Similarly, cash from operations in the year ended Dec. 31, 2020, reflects the receipt of approximately $1.2 billion of net accelerated progress payments from the U.S. Government and the deferral of $460 million for the employer portion of payroll taxes to 2021 and 2022. The corporation used the accelerated progress payments from the U.S. Government plus cash on hand to accelerate $2.1 billion of payments to its suppliers as of Dec. 31, 2020, that are due by their terms in future periods.

9	Cash from operations in the quarters and years ended Dec. 31, 2020 and 2019 are each net of discretionary pension contributions of $1.0 billion.

2021 Financial Outlook
The following table and other sections of this news release contain forward-looking statements, which are based on the corporation’s current expectations. Actual results may differ materially from those projected. It is the corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. For additional factors that may impact the corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2021 Current Outlook[1]

	Net sales	$67,100 - $68,500

	Business segment operating profit	$7,355 - $7,495

	Net FAS/CAS pension adjustment[2,3]	~$2,330

	Diluted earnings per share	$26.00 - $26.30

	Cash from operations[4]	≥$8,300

1	The corporation’s 2021 financial outlook reflects the anticipated impacts from the coronavirus disease 2019 (COVID-19) global pandemic based on the corporation’s understanding at the time of this news release. However, the ultimate impacts of COVID-19 on the corporation’s financial outlook for 2021 and beyond remains uncertain and there can be no assurance that the corporation’s underlying assumptions are correct. For additional information regarding the impacts of COVID-19, refer to the “COVID-19” section of this new release. Additionally, the 2021 financial outlook reflects the UK Ministry of Defense’s intent to re-nationalize the Atomic Weapons Establishment program (AWE program) on June 30, 2021, the impacts of which were not reflected in the 2021 financial trending information provided on October 20, 2020. Further, the 2021 financial outlook does not incorporate the pending acquisition of Aerojet Rocketdyne Holdings, Inc. announced on Dec. 20, 2020.
2	The net FAS/CAS pension adjustment is presented as a single amount and includes total expected U.S. Government cost accounting standards (CAS) pension cost of approximately $2,065 million and total expected financial accounting standards (FAS) pension income of approximately $265 million. CAS pension cost and the service cost component of FAS pension expense are included in operating profit. The non-service cost components of FAS pension expense are included in non-operating income (expense). For additional detail regarding the pension amounts reported in operating and non-operating results, refer to the supplemental table included at the end of this news release.
3	The net FAS/CAS pension adjustment was calculated using a 2.5 percent discount rate, an actual 16.5 percent return on plan assets in 2020, an expected 7.0 percent long-term rate of return on plan assets in future years, and revised longevity assumptions released by the Society of Actuaries in October 2020.
4	The corporation’s 2021 financial outlook for cash from operations is net of $1.0 billion in expected discretionary contributions to its qualified defined benefit pension plans.

COVID-19
The global outbreak of the coronavirus disease 2019 (COVID-19) was declared a pandemic by the World Health Organization and a national emergency by the U.S. Government in March 2020 and has negatively affected the U.S. and global economies, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place” and quarantine restrictions. Lockheed Martin has taken measures to protect the health and safety of its employees, work with its customers and suppliers to minimize disruptions and support its community in addressing the challenges posed by this ongoing global pandemic. The pandemic has presented unprecedented business challenges, and the corporation has experienced impacts in each business area related to COVID-19, primarily in increased coronavirus-related costs, delays in supplier deliveries, impacts of travel restrictions, site access and quarantine requirements, and the impacts of remote work and adjusted work schedules. Despite these challenges, the corporation and the U.S. Government’s pro-active efforts, especially with regard to the supply chain, helped to partially mitigate the disruptions caused by COVID-19 on the corporation's operations in 2020. In addition, favorable contract award timing, strong operational performance and lower travel and overhead expenditures due to COVID-19 restrictions partially offset the impacts of COVID-19 on the corporation's financial results in 2020. However, the ultimate impact of COVID-19 in future periods remains uncertain. The corporation’s 2021 financial outlook assumes, among other things, that its production facilities continue to operate and it does not experience significant work stoppages or closures, it is able to mitigate any supply chain disruptions and these do not worsen, and government funding priorities do not change. Working with its U.S. Government customers, the corporation continues to monitor COVID-19 risks and impacts as well as explore potential paths to recover any cost impacts. While these are the corporation’s current assumptions, they could change and will depend on future pandemic related developments, including the duration of the pandemic, any potential subsequent waves of COVID-19 infection, the effectiveness, distribution and acceptance of COVID-19 vaccines, and related government actions.

Cash Activities

The corporation’s cash activities in the quarter and year ended Dec. 31, 2020, included the following:

•making capital expenditures of $722 million and $1.8 billion during the quarter and year ended Dec. 31, 2020, compared to $643 million and $1.5 billion during the quarter and year ended Dec. 31, 2019;
•making discretionary pension contributions of $1.0 billion during the quarter and year ended Dec. 31, 2020, and $1.0 billion during the quarter and year ended Dec. 31, 2019;
•repayment of $500 million and $1.7 billion of long-term debt during the quarter and year ended Dec. 31, 2020, compared to repayment of $900 million of long-term debt during the quarter and year ended Dec. 31, 2019;
•receiving $1.1 billion of net proceeds from the issuance of debt during the year ended Dec. 31, 2020, compared to no net proceeds during the year ended Dec. 31, 2019;
•paying cash dividends of $728 million and $2.8 billion during the quarter and year ended Dec. 31, 2020, compared to $675 million and $2.6 billion during the quarter and year ended Dec. 31, 2019; and
•no shares repurchased and repurchasing 3.0 million shares for $1.1 billion during the quarter and year ended Dec. 31, 2020, compared to repurchasing 1.3 million shares for $490 million and 3.5 million shares for $1.2 billion during the quarter and year ended Dec. 31, 2019.

Segment Results
The corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the corporation’s business segments and reconciles these amounts to the corporation’s consolidated financial results.

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2020	2019	2020	2019
Net sales
Aeronautics	$6,714	$6,381	$26,266	$23,693
Missiles and Fire Control	2,866	2,769	11,257	10,131
Rotary and Mission Systems	4,212	3,889	15,995	15,128
Space	3,240	2,839	11,880	10,860
Total net sales	$17,032	$15,878	$65,398	$59,812

Operating profit
Aeronautics	$727	$679	$2,843	$2,521
Missiles and Fire Control	374	348	1,545	1,441
Rotary and Mission Systems	406	353	1,615	1,421
Space	368	260	1,149	1,191
Total business segment operating profit	1,875	1,640	7,152	6,574
Unallocated items
FAS/CAS operating adjustment	469	512	1,876	2,049
Severance and restructuring charges	(27)	—	(27)	—
Other, net	(28)	(3)	(357)	(78)
Total unallocated items	414	509	1,492	1,971
Total consolidated operating profit	$2,289	$2,149	$8,644	$8,545

Net sales and operating profit of the corporation’s business segments exclude intersegment sales, cost of sales, and profit as these activities are eliminated in consolidation. Operating profit of the corporation’s business segments includes the corporation’s share of earnings or losses from equity method investees as the operating activities of the investees are closely aligned with the operations of its business segments.

Operating profit of the corporation’s business segments also excludes the FAS/CAS operating adjustment described below, a portion of corporate costs not considered allowable or allocable to contracts with the U.S. Government under the applicable U.S. Government cost accounting standards (CAS) or federal acquisition regulations (FAR), and other items not considered part of management’s evaluation of segment operating performance such as a portion of management and administration costs, legal fees and settlements, environmental costs, stock-based compensation expense, retiree benefits, significant severance actions, significant asset impairments, gains or losses from significant divestitures, and other miscellaneous corporate activities.
The corporation recovers CAS pension cost through the pricing of its products and services on U.S. Government contracts and, therefore, recognizes CAS pension cost in each of its business segments' net sales and cost of sales. The corporation’s consolidated financial statements must present pension and other postretirement benefit plan expense calculated in accordance with U.S. generally accepted accounting principles (referred to as FAS expense). The operating portion of the net FAS/CAS pension adjustment represents the difference between the service cost component of FAS pension expense and total CAS pension cost. The non-service FAS pension expense components are included in other non-operating expense. The net FAS/CAS pension adjustment increases or decreases CAS pension cost to equal total FAS pension expense (both service and non-service).

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of the corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the corporation’s contracts for which it recognizes revenue over time using the percentage-of-completion cost-to-cost method to measure progress towards completion. Increases in profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs to fulfill the performance obligations that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate, resulting in an increase in the estimated total costs to fulfill the performance obligations and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.
Segment operating profit and margin may also be impacted favorably or unfavorably by other items, which may or may not impact sales. Favorable items may include the positive resolution of contractual matters, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of certain assets.
The corporation’s consolidated net adjustments not related to volume, including net profit booking rate adjustments, represented approximately 25 percent and 26 percent of total segment operating profit in the quarter and year ended Dec. 31, 2020, as compared to 25 percent and 28 percent in the quarter and year ended Dec. 31, 2019.

Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2020	2019	2020	2019
Net sales	$6,714	$6,381	$26,266	$23,693
Operating profit	$727	$679	$2,843	$2,521
Operating margin	10.8%	10.6%	10.8%	10.6%

Aeronautics’ net sales in the fourth quarter of 2020 increased $333 million, or 5 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $145 million for the F-16 program due to increased volume on international sustainment contracts and production contracts; about $125 million for higher volume on classified development contracts; and about $40 million for the F-35 program due to increased volume on sustainment and development contracts, which was partially offset by lower volume on production contracts.

Aeronautics’ operating profit in the fourth quarter of 2020 increased $48 million, or 7 percent, compared to the same period in 2019. Operating profit increased approximately $40 million for the F-16 program due to higher volume and risk retirements on international sustainment contracts; about $20 million for the C-130 program due to higher risk retirements on sustainment contracts; and about $15 million for classified development contracts due to higher risk retirements. These increases were partially offset by a decrease of approximately $35 million for the F-35 program due to lower risk retirements and volume on production contracts. Adjustments not related to volume, including net profit booking rate adjustments, were $10 million higher in the fourth quarter of 2020 compared to the same period in 2019.

Aeronautics’ net sales in 2020 increased $2.6 billion, or 11 percent, compared to 2019. The increase was primarily attributable to higher net sales of approximately $1.8 billion for the F-35 program due to increased volume on sustainment, production, and development contracts; about $450 million for higher volume on classified development contracts; and about $300 million for the F-16 program due to increased volume on international production and sustainment contracts.

Aeronautics’ operating profit in 2020 increased $322 million, or 13 percent, compared to 2019. Operating profit increased approximately $240 million for the F-35 program due to higher volume and risk retirements on development and sustainment contracts and higher volume on production contracts; about $70 million for the C-130 program due to higher risk retirements on sustainment contracts; and approximately $20 million for classified development contracts due to higher risk retirements. Operating profit on the F-16 program was comparable as higher volume was offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were $90 million higher in 2020 compared to 2019.

Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2020	2019	2020	2019
Net sales	$2,866	$2,769	$11,257	$10,131
Operating profit	$374	$348	$1,545	$1,441
Operating margin	13.0%	12.6%	13.7%	14.2%

MFC’s net sales in the fourth quarter of 2020 increased $97 million, or 4 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $105 million for integrated air and missile defense programs due to increased volume (Terminal High Altitude Area Defense (THAAD) and Patriot Advanced Capability-3 (PAC-3)). This increase was partially offset by lower net sales of about $20 million due to the divestiture of the Distributed Energy Solutions business in November 2019.

MFC’s operating profit in the fourth quarter of 2020 increased $26 million, or 7 percent, compared to the same period in 2019. Operating profit increased approximately $20 million for tactical and strike missile programs due to higher risk retirements (primarily Joint Air-to-Surface Standoff Missile (JASSM)). Operating profit for integrated air and missile defense programs was comparable as higher volume (THAAD and PAC-3) was offset by lower risk retirements (THAAD and PAC-3). Adjustments not related to volume, including net profit booking rate adjustments, were $15 million higher in the fourth quarter of 2020 compared to the same period in 2019.

MFC’s net sales in 2020 increased $1.1 billion, or 11 percent, compared to 2019. The increase was primarily attributable to higher net sales of approximately $725 million for integrated air and missile defense programs due to increased volume (THAAD and PAC-3); and about $605 million for tactical and strike missile programs due to increased volume (primarily Guided Multiple Launch Rocket Systems (GMLRS), High Mobility Artillery Rocket System (HIMARS), JASSM, and hypersonics). These increases were partially offset by a decrease of approximately $80 million for sensors and global sustainment programs due to lower volume on the Apache sensors program; and about $120 million as a result of the divestiture of the Distributed Energy Solutions business.

MFC’s operating profit in 2020 increased $104 million, or 7 percent, compared to 2019. Operating profit increased approximately $90 million for tactical and strike missile programs due to higher volume (primarily JASSM, hypersonics, GMLRS, and HIMARS); and approximately $30 million for integrated air and missile defense programs due to increased volume (THAAD and PAC-3), which was partially offset by lower risk retirements (THAAD and PAC-3). These increases were partially offset by a decrease of approximately $40 million for sensors and global sustainment programs primarily due to lower risk retirements and a reduction in the profit booking rate on the Apache sensors program. Adjustments not related to volume, including net profit booking rate adjustments, were $40 million lower in 2020 compared to 2019.

Rotary and Mission Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2020	2019	2020	2019
Net sales	$4,212	$3,889	$15,995	$15,128
Operating profit	$406	$353	$1,615	$1,421
Operating margin	9.6%	9.1%	10.1%	9.4%

RMS’ net sales in the fourth quarter of 2020 increased $323 million, or 8 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $215 million for Sikorsky helicopter programs due to higher volume on production contracts (primarily Combat Rescue Helicopter (CRH), CH-53K and Seahawk); about $130 million for integrated warfare systems and sensors (IWSS) programs due to higher volume (primarily Aegis Combat System (Aegis) and Advanced Hawkeye); and about $45 million for C6ISR (command, control, communications, computers, cyber, combat systems, intelligence, surveillance, and reconnaissance) programs due to higher volume (primarily on undersea combat systems programs). These increases were partially offset by a $70 million decrease for various training and logistics solutions (TLS) programs due to lower volume.

RMS’ operating profit in the fourth quarter of 2020 increased $53 million, or 15 percent, compared to the same period in 2019. Operating profit increased approximately $55 million for IWSS programs due to higher risk retirements and volume (primarily Aegis, TPQ-53, and Advanced Hawkeye); and about $20 million for C6ISR programs due to improved performance and higher volume (primarily undersea combat systems). These increases were partially offset by a $25 million decrease for Sikorsky helicopter programs primarily due to lower risk retirements on international military aircraft programs. Operating profit on TLS programs was comparable as higher margin volume was offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were $35 million higher in the fourth quarter of 2020 compared to the same period in 2019.

RMS’ net sales in 2020 increased $867 million, or 6 percent, compared to 2019. The increase was primarily attributable to higher net sales of approximately $570 million for Sikorsky helicopter programs due to higher volume on production contracts (primarily Seahawk, VH-92A, CRH, and CH-53K), which was partially offset by lower volume on Black Hawk production programs; about $175 million for IWSS programs due to higher volume (primarily Aegis); and approximately $165 million for C6ISR programs due to higher volume (primarily undersea combat systems). These increases were partially offset by a $55 million decrease for various TLS programs due to lower volume.

RMS’ operating profit in 2020 increased $194 million, or 14 percent, compared to 2019. Operating profit increased approximately $90 million for TLS programs due to $80 million in charges for an army sustainment program in 2019 not repeated in 2020; about $70 million for Sikorsky helicopter programs primarily due to higher volume on production contracts (primarily VH-92A, Seahawk, CRH, and CH-53K); and about $35 million for IWSS programs primarily due to higher volume and higher risk retirements on TPQ-53 and Advanced Hawkeye and lower charges on a ground-based radar program. Operating profit on C6ISR programs was comparable as higher volume was offset by lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were $15 million higher in 2020 compared to 2019.

Space

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2020	2019	2020	2019
Net sales	$3,240	$2,839	$11,880	$10,860
Operating profit	$368	$260	$1,149	$1,191
Operating margin	11.4%	9.2%	9.7%	11.0%

Space’s net sales in the fourth quarter of 2020 increased $401 million, or 14 percent, compared to the same period in 2019. The increase was primarily attributable to higher net sales of approximately $245 million for government satellite programs due to higher volume (primarily Next Generation Overhead Persistent Infrared (Next Gen OPIR) and classified contracts); and about $105 million for strategic and missile defense programs due to higher volume (primarily hypersonic development programs, inclusive of impacts due to the acquisition of Integration Innovation Inc.'s (i3) hypersonics portfolio in November 2020).

Space’s operating profit in the fourth quarter of 2020 increased $108 million, or 42 percent, compared to the same period in 2019. Operating profit increased approximately $85 million due to higher equity earnings from the corporation's investment in United Launch Alliance (ULA) primarily due to higher launch volume and launch vehicle mix. Operating profit on government satellite programs was comparable as higher volume was offset by lower risk retirements. Operating profit for strategic and missile defense programs was also comparable as higher risk retirements and volume on hypersonic development programs were offset by lower risk retirements and volume on fleet ballistic missile programs. Adjustments not related to volume, including net profit booking rate adjustments, were $10 million higher in the fourth quarter of 2020, compared to the same period in 2019.

Space’s net sales in 2020 increased $1.0 billion, or 9 percent, compared to 2019. The increase was primarily attributable to higher net sales of approximately $525 million for government satellite programs due to higher volume (primarily Next Gen OPIR); and about $430 million for strategic and missile defense programs due to higher volume (primarily hypersonic development programs, inclusive of impacts due to the acquisition of i3's hypersonics portfolio in November 2020).

Space’s operating profit in 2020 decreased $42 million, or 4 percent, compared to 2019. Operating profit decreased approximately $90 million for government satellite programs due to lower risk retirements on the various programs (primarily AEHF) that were partially offset by higher risk retirements and volume on the Next Gen OPIR program. This decrease was partially offset by increases of $40 million for commercial satellite programs due to charges recorded for performance matters in 2019 not repeated in 2020. Operating profit for strategic and missile defense programs was comparable as higher risk retirements and volume on hypersonic development programs were offset by lower risk retirements and volume on fleet ballistic missile programs. Adjustments not related to volume, including net profit booking rate adjustments, were $100 million lower in 2020 compared to 2019.

Total equity earnings recognized by Space (primarily ULA) represented approximately $90 million, or 24 percent, and approximately $135 million, or 12 percent, of Space’s operating profit during the quarter and year ended Dec. 31, 2020, compared to approximately $5 million, or 2 percent, and approximately $145 million, or 12 percent, in the quarter and year ended Dec. 31, 2019.

Income Taxes

The corporation’s effective income tax rate was 18.1 percent and 16.4 percent in the quarter and year ended Dec. 31, 2020, compared to 18.2 percent and 14.0 percent in the quarter and year ended Dec. 31, 2019. The rates for all periods benefited from tax deductions for foreign derived intangible income, dividends paid to the corporation's defined contribution plans with an employee stock ownership plan feature, and employee equity awards. The rates for the year ended Dec. 31, 2020, and the quarter and year ended Dec. 31, 2019, also benefited from the research and development tax credit. The rate for the year ended Dec. 31, 2019, further benefited from additional research and development credits and tax deductions for 2018 attributable to foreign derived intangible income treatment resulting from the proposed tax regulations released on March 4, 2019.
Pension Transactions
In December 2020, certain of the corporation’s pension plans used pension trust assets to purchase two group annuity contracts from insurance companies for $2.2 billion. The first transaction transferred $1.4 billion of the corporation’s outstanding defined benefit pension obligations related to approximately 13,500 U.S. retirees and beneficiaries to an insurance company. As a result of this transaction, the insurance company assumed the outstanding pension obligations and is now required to pay and administer the retirement benefits owed to these retirees and beneficiaries. The second transaction requires another insurance company to reimburse our pension trust fund for all future benefit payments made to approximately 2,500 U.S. retirees and beneficiaries under a group annuity contract purchased for $793 million. Under the terms of this transaction, the plan retains the outstanding pension obligations and will continue to pay and administer the retirement benefits to these retirees and beneficiaries but will be reimbursed for all future benefit payments covered by the contract with no net ongoing cash funding obligation to the plan for the covered participants as the cost of providing benefits is funded by the contract. These transactions have no impact on the amount, timing, or form of the monthly retirement benefit payments to the covered retirees and beneficiaries. Additionally, these transactions did not impact the corporation’s earnings or cash flows in 2020.

Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the corporation, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, the corporation’s definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit represents operating profit from the corporation’s business segments before unallocated income and expense. This measure is used by the corporation’s senior management in evaluating the performance of its business segments and is a performance goal in the corporation’s annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2021 Current Outlook[1]

	Business segment operating profit (non-GAAP)	$7,355 - $7,495
	FAS/CAS operating adjustment[2]	~1,955
	Other, net	~(270)
	Consolidated operating profit (GAAP)	$9,040 - $9,180

1	The corporation’s 2021 financial outlook reflects the anticipated impacts from the coronavirus disease 2019 (COVID-19) global pandemic based on the corporation’s understanding at the time of this news release. However, the ultimate impacts of COVID-19 on the corporation’s financial outlook for 2021 and beyond remains uncertain and there can be no assurance that the corporation’s underlying assumptions are correct. For additional information regarding the impacts of COVID-19, refer to the “COVID-19” section of this new release. Additionally, the 2021 financial outlook reflects the UK Ministry of Defense’s intent to re-nationalize the AWE program on June 30, 2021, the impacts of which were not reflected in the 2021 financial trending information provided on October 20, 2020. Further, the 2021 financial outlook does not incorporate the pending acquisition of Aerojet Rocketdyne Holdings, Inc. announced on Dec. 20, 2020.
2	Refer to the supplemental table "Other Financial and Operating Information" included in this news release for a detail of the FAS/CAS operating adjustment, which excludes $375 million of expected non-service FAS income that will be recorded in non-operating income (expense).

Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, Jan. 26, 2021, at 11 a.m. EST. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit the corporation's website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contacts:
Trent Perrotto, director, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com

Investor Relations Contacts:
Greg Gardner, vice president, Investor Relations, +1 301-897-6584, greg.m.gardner@lmco.com
David Weston, director, Investor Relations, +1 301-897-6455, david.weston@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the impact of COVID-19 or future pandemics or epidemics on our business, including the potential for facility closures or work stoppages, supply chain disruptions, program delays, our ability to recover our costs under contracts, and changing government funding and acquisition priorities and payment policies and regulations;
•our reliance on contracts with the U.S. Government, which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and our ability to negotiate favorable contract terms;
•budget uncertainty, affordability initiatives or the risk of future budget cuts;
•risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs including our largest, the F-35 program;
•planned production rates for significant programs; compliance with stringent performance and reliability standards; materials availability;
•the performance and financial viability of key suppliers, teammates, joint ventures, joint venture partners, subcontractors and customers;
•economic, industry, business and political conditions including their effects on governmental policy and government actions that disrupt our supply chain or prevent the sale or delivery of our products (such as delays in obtaining Congressional approvals for exports requiring Congressional notification and export license delays due to COVID-19);
•trade policies or sanctions (including potential Chinese sanctions on us or our suppliers, teammates or partners; U.S. Government sanctions on Turkey and its removal from the F-35 program and potential U.S. Government actions to restrict sales to the Kingdom of Saudi Arabia and the United Arab Emirates);
•our success expanding into and doing business in adjacent markets and internationally and the differing risks posed by international sales;
•changes in foreign national priorities and foreign government budgets;
•the competitive environment for our products and services, including increased pricing pressures, aggressive pricing in the absence of cost realism evaluation criteria, competition from outside the aerospace and defense industry, and bid protests;
•the timing and customer acceptance of product deliveries;
•our ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•the impact of cyber or other security threats or other disruptions to our businesses;
•our ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases and dividend payments;
•our ability to recover costs under U.S. Government contracts and changes in contract mix;
•the accuracy of our estimates and projections and the potential impact of changes in U.S. or foreign tax laws;
•timing and estimates regarding pension funding and movements in interest rates and other changes that may affect pension plan assumptions, stockholders’ equity, the level of the FAS/CAS adjustment and actual returns on pension plan assets;
•the successful operation of joint ventures that we do not control and our ability to recover our investments;

•realizing the anticipated benefits of acquisitions or divestitures, joint ventures, teaming arrangements or internal reorganizations;
•risks related to our previously announced acquisition of Aerojet Rocketdyne, including the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals and our ability to successfully and timely integrate the business and realize synergies and other expected benefits of the transaction;
•our efforts to increase the efficiency of our operations and improve the affordability of our products and services;
•the risk of an impairment of our assets, including the potential impairment of goodwill recorded as a result of the acquisition of the Sikorsky business;
•the availability and adequacy of our insurance and indemnities;
•our ability to benefit fully from or adequately protect our intellectual property rights;
•procurement and other regulations and policies affecting our industry, export of our products, cost allowability or recovery, preferred contract type, and performance and progress payments policy, including a reversal or modification to the DoD’s increase to the progress payment rate in response to COVID-19;
•the effect of changes in accounting, taxation, or export laws, regulations, and policies and their interpretation or application; and
•the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in our business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the corporation’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2019, and subsequent quarterly reports on Form 10-Q. The corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended Dec. 31,		Years Ended Dec. 31,
		2020	2019	2020	2019
	Net sales	$17,032	$15,878	$65,398	$59,812
	Cost of sales[1]	(14,818)	(13,755)	(56,744)	(51,445)
	Gross profit	2,214	2,123	8,654	8,367
	Other (expense) income, net[2,3,4]	75	26	(10)	178
	Operating profit	2,289	2,149	8,644	8,545
	Interest expense	(149)	(157)	(591)	(653)
	Other non-operating income (expense), net	47	(160)	182	(651)
	Earnings from continuing operations before income taxes	2,187	1,832	8,235	7,241
	Income tax expense[5]	(395)	(334)	(1,347)	(1,011)
	Net earnings from continuing operations	1,792	1,498	6,888	6,230
	Net loss from discontinued operations[5]	—	—	(55)	—
	Net earnings	$1,792	$1,498	$6,833	$6,230
	Effective tax rate	18.1%	18.2%	16.4%	14.0%

	Earnings (loss) per common share
	Basic
	Continuing operations	$6.41	$5.32	$24.60	$22.09
	Discontinued operations[6]	—	—	(0.20)	—
	Basic earnings per common share	$6.41	$5.32	$24.40	$22.09

	Diluted
	Continuing operations	$6.38	$5.29	$24.50	$21.95
	Discontinued operations[6]	—	—	(0.20)	—
	Diluted earnings per common share	$6.38	$5.29	$24.30	$21.95

	Weighted average shares outstanding
	Basic	279.7	281.4	280.0	282.0
	Diluted	281.0	283.3	281.2	283.8

	Common shares reported in stockholders’ equity at end of period			279	280

1	In the quarter and year ended Dec. 31, 2020, the corporation recognized severance charges of $27 million ($21 million, or $0.08 per share, after-tax) primarily related to corporate functions.
2	In the year ended Dec. 31, 2020, the corporation recognized a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, Advanced Military Maintenance, Repair and Overhaul Center (AMMROC).
3	In the year ended Dec. 31, 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.
4
In the quarter and year ended Dec. 31, 2019, the corporation recognized a gain of $34 million (approximately $0 after-tax) for the sale of its Distributed Energy Solutions business, a commercial energy service provider that was part of its Missiles and Fire Control business segment.

5
Net earnings for the year ended Dec. 31, 2019, included benefits of $127 million ($0.45 per share), from the discrete recording of additional tax deductions related to 2018, primarily attributable to foreign derived intangible income treatment based on proposed tax regulations released on March 4, 2019 and a change in tax accounting method.

6
Net loss from discontinued operations for the year ended Dec. 31, 2020, includes a $55 million ($0.20 per share) non-cash charge resulting from the resolution of certain tax matters related to the former IS&GS business divested in 2016.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended Dec. 31,			Years Ended Dec. 31,
		2020	2019	% Change	2020	2019	% Change
	Net sales
	Aeronautics	$6,714	$6,381	5%	$26,266	$23,693	11%
	Missiles and Fire Control	2,866	2,769	4%	11,257	10,131	11%
	Rotary and Mission Systems	4,212	3,889	8%	15,995	15,128	6%
	Space	3,240	2,839	14%	11,880	10,860	9%
	Total net sales	$17,032	$15,878	7%	$65,398	$59,812	9%

	Operating profit
	Aeronautics	$727	$679	7%	$2,843	$2,521	13%
	Missiles and Fire Control	374	348	7%	1,545	1,441	7%
	Rotary and Mission Systems	406	353	15%	1,615	1,421	14%
	Space	368	260	42%	1,149	1,191	(4%)
	Total business segment operating profit	1,875	1,640	14%	7,152	6,574	9%
	Unallocated items
	FAS/CAS operating adjustment	469	512		1,876	2,049
	Severance charges	(27)	—		(27)	—
	Other, net[1,2,3]	(28)	(3)		(357)	(78)
	Total unallocated items	414	509	(19%)	1,492	1,971	(24%)
	Total consolidated operating profit	$2,289	$2,149	7%	$8,644	$8,545	1%

	Operating margin
	Aeronautics	10.8%	10.6%		10.8%	10.6%
	Missiles and Fire Control	13.0%	12.6%		13.7%	14.2%
	Rotary and Mission Systems	9.6%	9.1%		10.1%	9.4%
	Space	11.4%	9.2%		9.7%	11.0%
	Total business segment operating margin	11.0%	10.3%		10.9%	11.0%

	Total consolidated operating margin	13.4%	13.5%		13.2%	14.3%

1	In the year ended Dec. 31, 2019, the corporation recognized a previously deferred non-cash gain of $51 million ($38 million, or $0.13 per share, after tax) related to properties sold in 2015 as a result of completing its remaining obligations.
2	In the year ended Dec. 31, 2020, the corporation recognized a non-cash impairment charge of $128 million ($96 million, or $0.34 per share, after tax) for its investment in the international equity method investee, AMMROC.
3
In the quarter and year ended Dec. 31, 2019, the corporation recognized a gain of $34 million (approximately $0 after-tax) for the sale of its Distributed Energy Solutions business, a commercial energy service provider that was part of its Missiles and Fire Control business segment.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	Dec. 31, 2020	Dec. 31, 2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,160	$1,514
Receivables, net	1,978	2,337
Contract assets	9,545	9,094
Inventories	3,545	3,619
Other current assets	1,150	531
Total current assets	19,378	17,095

Property, plant and equipment, net	7,213	6,591
Goodwill	10,806	10,604
Intangible assets, net	3,012	3,213
Deferred income taxes	3,475	3,319
Other noncurrent assets	6,826	6,706
Total assets	$50,710	$47,528

Liabilities and equity
Current liabilities
Accounts payable	$880	$1,281
Contract liabilities	7,545	7,054
Salaries, benefits and payroll taxes	3,163	2,466
Current maturities of long-term debt	500	1,250
Other current liabilities	1,845	1,921
Total current liabilities	13,933	13,972

Long-term debt, net	11,669	11,404
Accrued pension liabilities	12,874	13,234
Other noncurrent liabilities	6,196	5,747
Total liabilities	44,672	44,357

Stockholders’ equity
Common stock, $1 par value per share	279	280
Additional paid-in capital	221	—
Retained earnings	21,636	18,401
Accumulated other comprehensive loss	(16,121)	(15,554)
Total stockholders’ equity	6,015	3,127
Noncontrolling interests in subsidiary	23	44
Total equity	6,038	3,171
Total liabilities and equity	$50,710	$47,528

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Years Ended Dec. 31,
	2020	2019
Operating activities
Net earnings	$6,833	$6,230
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,290	1,189
Stock-based compensation	221	189
Equity method investment impairment	128	—
Tax resolution related to former IS&GS business	55	—
Deferred income taxes	5	222
Severance charges	27	—
Gain on property sale	—	(51)
Changes in assets and liabilities
Receivables, net	359	107
Contract assets	(451)	378
Inventories	74	(622)
Accounts payable	(372)	(1,098)
Contract liabilities	491	563
Postretirement benefit plans	(1,197)	81
Income taxes	(19)	(151)
Other, net	739	274
Net cash provided by operating activities	8,183	7,311

Investing activities
Capital expenditures	(1,766)	(1,484)
Acquisitions of businesses	(282)	—
Other, net	38	243
Net cash used for investing activities	(2,010)	(1,241)

Financing activities
Repurchases of common stock	(1,100)	(1,200)
Dividends paid	(2,764)	(2,556)
Repayment of commercial paper, net	—	(600)
Repayments of current and long-term debt	(1,650)	(900)
Issuance of long-term debt, net of related costs	1,131	—
Other, net	(144)	(72)
Net cash used for financing activities	(4,527)	(5,328)

Net change in cash and cash equivalents	1,646	742
Cash and cash equivalents at beginning of year	1,514	772
Cash and cash equivalents at end of year	$3,160	$1,514

Lockheed Martin Corporation
Consolidated Statement of Equity
(unaudited; in millions)

		Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests in Subsidiary	Total Equity
	Balance at Dec. 31, 2019	$280	$—	$18,401	$(15,554)	$3,127	$44	$3,171
	Net earnings	—	—	6,833	—	6,833	—	6,833
	Other comprehensive income, net of tax[1]	—	—	—	(567)	(567)	—	(567)
	Repurchases of common stock	(3)	(256)	(841)	—	(1,100)	—	(1,100)
	Dividends declared[2]	—	—	(2,757)	—	(2,757)	—	(2,757)
	Stock-based awards, ESOP activity and other	2	477	—	—	479	—	479
	Net decrease in noncontrolling interests in subsidiary	—	—	—	—	—	(21)	(21)
	Balance at Dec. 31, 2020	$279	$221	$21,636	$(16,121)	$6,015	$23	$6,038

1	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to pension and other postretirement benefit plans.
2	Represents dividends of $2.40 per share declared for each of the first, second and third quarters of 2020 and dividends of $2.60 per share declared for the fourth quarter of 2020.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

		2021 Outlook	2020 Actual
	Total FAS income and CAS costs
	FAS pension income	$265	$118
	Less: CAS pension cost	2,065	1,977
	Net FAS/CAS pension adjustment	$2,330	$2,095

	Service and non-service cost reconciliation
	FAS pension service cost	$(110)	$(101)
	Less: CAS pension cost	2,065	1,977
	FAS/CAS operating adjustment	1,955	1,876
	Non-operating FAS pension income[1]	375	219
	Net FAS/CAS pension adjustment	$2,330	$2,095

1	The corporation records the non-service cost components of net periodic benefit cost as part of other non-operating income in the consolidated statement of earnings. The non-service cost components in the table above relate only to the corporation's qualified defined benefit pension plans. The corporation expects total non-service income for its qualified defined benefit pension plans in the table above, along with non-service cost for its other postretirement benefit plans of $35 million, to total non-service credit of $340 million for 2021. The corporation recorded non-service cost for its other postretirement benefit plans of $33 million in 2020, in addition to its total non-service credit for its qualified defined benefit pension plans in the table above, for a total non-service credit of $186 million in 2020.

Lockheed Martin Corporation
Other Financial and Operating Information (cont.)
(unaudited; in millions, except aircraft deliveries and weeks)

	Backlog	Dec. 31 2020	Dec. 31 2019
	Aeronautics	$56,551	$55,636
	Missiles and Fire Control	29,183	25,796
	Rotary and Mission Systems	36,249	34,296
	Space[1]	25,148	28,253
	Total backlog	$147,131	$143,981
1	Space backlog at Dec. 31, 2020 was reduced by approximately $1.0 billion due to the U.K. Ministry of Defense’s intent to re-nationalize the AWE program on June 30, 2021.

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
Aircraft Deliveries	2020	2019	2020	2019
F-35	42	51	120	134
C-130J	10	9	22	28
Government helicopter programs	32	24	80	85
International military helicopter programs	8	8	15	13

	Number of Weeks in Reporting Period[1]	2021	2020	2019
	First quarter	12	13	13
	Second quarter	13	13	13
	Third quarter	13	13	13
	Fourth quarter	14	13	13

1
Quarters are typically 13 weeks in length but, due to our fiscal year ending on Dec. 31, the number of weeks in a reporting period may vary slightly during the year and for comparable prior year periods.